Exhibit 28(a)(9) under Form N-1A

Exhibit 3(i) under Item 601/Reg. S-K

FEDERATED INSURANCE SERIES

Amendment No. 30 to the

AMENDED AND RESTATED DECLARATION OF TRUST

Dated July 16, 2004

       The Amended and Restated Declaration of Trust is amended as follows:

A.       Strike the first paragraph of Section 5 of Article III from the Declaration of Trust and substitute in its place the following:

Section 5. Establishment and Designation of Series or Class.

Without limiting the authority of the Trustees set forth in Article XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series shall be, and are established and designated as:

Federated Fund for U.S. Government Securities II

Federated Government Money Fund II

Primary Shares

Service Shares

Federated High Income Bond Fund II

Primary Shares

Service Shares

Federated Kaufmann Fund II

Primary Shares

Service Shares

Federated Managed Volatility Fund II

Primary Shares

Service Shares

Federated Quality Bond Fund II

The undersigned hereby certify that the above-stated Amendment is a true and correct Amendment to the Amended and Restated Declaration of Trust, as adopted by the Board of Trustees at a meeting on the 16th day of November, 2017, to become effective on August 17, 2018.

WITNESS the due execution hereof this 16th day of November, 2017.

/s/ John T. Collins	/s/ Peter E. Madden
John T. Collins	Peter E. Madden

/s/ J. Christopher Donahue	/s/ Charles F. Mansfield, Jr.
J. Christopher Donahue	Charles F. Mansfield, Jr.

/s/ John B. Fisher	/s/ Thomas M. O’Neill
John B. Fisher	Thomas M. O’Neill

/s/ Maureen Lally-Green	/s/ P. Jerome Richey
Maureen Lally-Green	P. Jerome Richey

/s/ G. Thomas Hough	/s/ John S. Walsh
G Thomas Hough	John S. Walsh